                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration File No.: 333-82332


                 RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                                    DEPOSITOR

                         RESIDENTIAL FUNDING CORPORATION
                                 MASTER SERVICER

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-S7

                          Supplement dated May 28, 2003
                                       to
                    Prospectus Supplement dated May 23, 2003
                                       to
                        Prospectus dated January 27, 2003


         Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated May 23, 2003.

         The first bullet in the second full paragraph on the cover page of the prospectus supplement shall be amended by deleting that first bullet in its entirety and replacing it with the following:

                   o        33 classes of senior certificates

         The first sentence of the eighth full paragraph on the cover page of the prospectus supplement shall be amended by deleting that sentence in its entirety and replacing it with the following:

Citigroup Global Markets Inc. will offer thirty-one classes of the senior certificates to the public at varying prices to be determined at the time of sale.

         The row applicable to the Class A-7 Certificates appearing in the table entitled "Offered Certificates" on page S-5 of the prospectus supplement shall be amended by deleting that row in its entirety and replacing it with the following two rows:

---------------------------------------------------------------------------------------------------
Class A-7      5.50%           $ 76,905,000        AAA/AAA       Super Senior/Lockout/Fixed Rate
---------------------------------------------------------------------------------------------------
Class A-7A     5.50%           $    850,000        AAA/AAA      Senior Support/Lockout/Fixed Rate
---------------------------------------------------------------------------------------------------

         The second sentence of the paragraph entitled "Distributions on the Offered Certificates--Allocations of principal" on page S-9 of the prospectus supplement shall be amended by deleting that sentence in its entirety and replacing it with the following:

         Until the distribution date in June 2008, all principal prepayments on the mortgage loans will be distributed among the senior certificates, other than the Class A-3, Class A-7, Class A-7A, Class A-9, Class A-12, Class A-18, Class A-27, Class A-28 and Class A-V Certificates, unless the interest-bearing senior certificates then entitled to principal distributions are no longer outstanding.

         The second sentence of the third full paragraph under the section entitled "Credit Enhancement--Allocation of losses" on page S-9 of the prospectus supplement shall be amended by deleting that sentence in its entirety and replacing it with the following:

         Some losses allocable to the Class A-5 Certificates and Class A-7 Certificates will be allocated to the Class A-6 Certificates and Class A-7A Certificates, respectively, as described in this prospectus supplement.

         The last sentence of the fourth full paragraph under the section entitled "Credit Enhancement--Allocation of losses" on page S-10 of the prospectus supplement shall be amended by deleting that sentence in its entirety and replacing it with the following:

         In addition, the Class A-6 Certificates and Class A-7A Certificates do not act as credit enhancement for the Class A-5 Certificates and Class A-7 Certificates, respectively, for these losses.

         The first sentence of the paragraph entitled "Risk Factors--Risk of Loss--The return on your certificates will be reduced if losses exceed the credit enhancement available to your certificates" on page S-13 of the prospectus supplement shall be amended by deleting that sentence in its entirety and replacing it with the following:

         The only credit enhancement for the senior certificates will be the subordination provided by the Class M Certificates and Class B Certificates, and with respect to the Class A-5 Certificates and Class A-7 Certificates, the subordination provided by the Class A-6 Certificates and Class A-7A Certificates, respectively.

         The paragraph entitled "Risk Factors--Special Yield and Prepayment Considerations--Class A-5 and Class A-6 Certificates" on page S-17 of the prospectus supplement shall be amended by deleting that paragraph in its entirety and replacing it with the following:

         Class A-5, Class A-6,          Investors in the Class A-6 Certificates
         Class A-7 and Class A-7A       should be aware that after the principal
         Certificates                   balance of the Class M Certificates and
                                        Class B Certificates have been reduced
                                        to zero, losses on the mortgage loans
                                        otherwise allocable to the Class A-5
                                        Certificates will be allocated to the
                                        Class A-6 Certificates as described in
                                        this prospectus supplement. Therefore,
                                        the yield to maturity on the Class A-6
                                        Certificates will be extremely sensitive to losses otherwise allocable to the Class A-5 Certificates.

                                        Investors in the Class A-7A Certificates should be aware that after the principal balance of the Class M Certificates and Class B Certificates have been reduced to zero, losses on the mortgage loans otherwise allocable to the Class A-7 Certificates will be allocated to the Class A-7A Certificates as described in this prospectus supplement. Therefore, the yield to maturity on the Class A-7A Certificates will be extremely sensitive to losses otherwise allocable to the Class A-7 Certificates.

         The paragraph entitled "Risk Factors--Special Yield and Prepayment Considerations--Class A-7 and Class A-9 Certificates" on page S-17 of the prospectus supplement shall be amended by deleting that paragraph in its entirety and replacing it with the following:

         Class A-7, Class A-7A          It is not expected that the Class A-7,
         and Class A-9 Certificates     Class A-7A and Class A-9 Certificates
                                        will receive any distributions of
                                        principal until the distribution date in June 2008. Until the distribution date in June 2012, the Class A-7, Class A-7A and Class A-9 Certificates may receive a portion of principal payments that is smaller than their pro rata share of principal payments on the mortgage loans.

         The portion of the first sentence of the first full paragraph under the section entitled "Description of the Certificates--General" appearing on page S-27 of the prospectus supplement up to the ninth bullet thereof shall be amended by deleting that portion of the sentence in its entirety and replacing it with the following:

The Series 2003-S7 Mortgage Pass-Through Certificates will include the following thirty-three classes of Senior Certificates:

         o  Class A-1 Certificates;

         o  Class A-2 Certificates;

         o  Class A-3 Certificates;

         o  Class A-4 Certificates;

         o  Class A-5 Certificates;

         o  Class A-6 Certificates;

         o Class A-7 Certificates, together with the Class A-5 Certificates, the Super Senior Certificates;

         o Class A-7A Certificates, together with the Class A-6 Certificates, the Senior Support Certificates;

         o  Class A-8 Certificates;

         o Class A-9 Certificates, collectively with the Class A-7 Certificates and Class A-7A Certificates, the Lockout Certificates;

         The first sentence of the first full paragraph under the section entitled "Description of the Certificates--General" appearing on page S-28 of the prospectus supplement shall be amended by deleting that sentence in its entirety and replacing it with the following:

         The Class A-6 Certificates are the Senior Support Certificates for the Class A-5 Certificates and the Class A-7A Certificates are the Senior Support Certificates for the Class A-7 Certificates.

         The definition of "Accrued Certificate Interest" on page S-30 of the prospectus supplement shall be amended by inserting the word "related" prior to the words "Super Senior Certificates" in the parenthetical phrase appearing in the first sentence thereof.

         The definition of "Super Senior Optimal Percentage" on page S-37 of the prospectus supplement shall be amended by replacing the definition in its entirety and replacing it with the following:

         As to any distribution date on and after the Credit Support Depletion Date and any class of the Super Senior Certificates, a percentage expressed as a fraction, the numerator of which is the Certificate Principal Balance of that class of Super Senior Certificates immediately prior to that distribution date and the denominator of which is the aggregate Certificate Principal Balance of the Senior Certificates (other than the Class A-P Certificates) immediately prior to that distribution date.

         The second sentence of the first full paragraph on page S-38 of the prospectus supplement shall be amended by inserting the word "related" prior to the words "Senior Support Certificates" in that sentence.

         Clause (a)(v) under the section "Principal Distributions on the Senior Certificates" on page S-40 shall be amended by deleting the phase "(other than the Class A-P Certificates)" appearing within the parenthetical phrase thereof.

         Paragraph (b) on page S-44 shall be amended by deleting that paragraph in its entirety and replacing it with the following:

         On or after the occurrence of the Credit Support Depletion Date, all priorities relating to distributions as described in clause (a) above relating to principal among the Senior Certificates, other than the Principal Only Certificates, will be disregarded. Instead, an amount equal to the Discount Fraction of the principal portion of scheduled and unscheduled payments received or advanced relating to Discount Mortgage Loans will be distributed to the Class A-P Certificates, and the Senior Principal Distribution Amount will be distributed to the remaining Senior Certificates, other than the Principal Only Certificates, pro rata in accordance with their respective outstanding Certificate Principal Balances and the Senior Interest Distribution Amount will be distributed as described under "-- Interest Distributions"; provided that the aggregate amount distributable to a class of Super Senior Certificates and the related class of Senior Support Certificates in respect of the aggregate Accrued Certificate Interest thereon and in respect of their aggregate pro rata portion of the Senior Principal Distribution Amount will be distributed among those classes of certificates in the following priority: first, to such class of Super Senior Certificates, up to an amount equal to the Accrued Certificate Interest on such class of Super Senior Certificates; second, to each class of Super Senior Certificates, up to an amount equal to the related Super Senior Optimal Principal Distribution Amount, in reduction of the Certificate Principal Balances thereof, until the Certificate Principal Balance thereof has been reduced to zero; third, to the related class of Senior Support Certificates, up to an amount equal to the Accrued Certificate Interest thereon; and fourth, to the related class of Senior Support Certificates, the remainder, in each case until the Certificate Principal Balance thereof has been reduced to zero.

         The portion of the last sentence of the first full paragraph on page S-47 under the heading "Description of the Certificates--Allocation of losses; Subordination" appearing after the phrase "pro rata basis," shall be amended by deleting that portion of the sentence in its entirety and replacing it with the following:

except that Realized Losses otherwise allocable to the Class A-5 Certificates will be allocated to the Class A-6 Certificates, and Realized Losses otherwise allocable to the Class A-7 Certificates will be allocated to the Class A-7A Certificates, until the Certificate Principal Balance of the related Senior Support Certificates has been reduced to zero.

         The second sentence of the second full paragraph under the Section "Certain Yield and Prepayment Considerations--Realized Losses and Interest Shortfalls" on page S-54 of the prospectus supplement shall be amended by replacing that sentence with the following:

         After the Credit Support Depletion Date, the yield to maturity on the Senior Support Certificates will be extremely sensitive to losses on the mortgage loans, and the timing thereof, because the entire amount of losses that would be allocable to the Super Senior Certificates will be allocated to the related Senior Support Certificates.

         The third sentence of the first full paragraph on page S-54 of the prospectus supplement shall be amended by replacing that sentence with the following:

         Similarly, if the Certificate Principal Balances of the Class M Certificates and Class B Certificates are reduced to zero, delinquencies on the mortgage loans to the extent not covered by Advances will affect the yield to investors on the Senior Support Certificates to a greater degree than would otherwise be the case because the amount of any shortfall resulting from such delinquencies and otherwise allocable to the Super Senior Certificates would be borne by the related Senior Support Certificates to the extent those certificates are then outstanding as described in this prospectus supplement.

         The table with the heading "Classes A-7 and A-9" on page S-58 of the prospectus supplement shall be amended by replacing that heading with "Classes A-7, A-7A and A-9"..

         The first sentence of the first full paragraph under the section entitled "Method of Distribution" on page S-80 of the prospectus supplement shall be amended by deleting that sentence in its entirety and replacing it with the following:

         In accordance with the terms and conditions of an amended and restated senior underwriting agreement, dated May 28, 2003, Citigroup Global Markets Inc. will serve as the senior underwriter and has agreed to purchase and the depositor has agreed to sell the Senior Certificates, other than the Class A-P Certificates and Class A-V Certificates, except that a de minimis portion of each Class of Residual Certificates will be retained by Residential Funding, and that portion is not offered hereby.


CITIGROUP                                                        UBS WARBURG LLC
                                  UNDERWRITERS

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         This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

         Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until August 27, 2003.